Exhibit 10.2

EXECUTION VERSION

CONVEYANCE AND AGREEMENT OF NET PROFITS INTEREST

By and among

AMERICAN SHALE DEVELOPMENT, INC.

a Delaware corporation

in favor of

MORGAN STANLEY CAPITAL GROUP INC.

Dated May 21, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ASSIGNMENT AND PAYMENT OF NET PROFITS INTEREST		6

2.1	Assignment of Net Profits Interest	6
2.2	Payment of Net Profits Interest	6
2.3	Statements	7
2.4	Information/Access	8

ARTICLE III OPERATION OF THE SUBJECT INTERESTS		8

3.1	Operations Standard	8
3.2	Pooling and Unitization	8
3.3	Non-Consent	9
3.4	Marketing	9
3.5	Amendment of Project Properties	9
3.6	Abandonment	9
3.7	Contracts with Affiliates	10
3.8	Conflict with the Credit Agreement	10

ARTICLE IV RELEASE AND TRANSFERS		10

4.1	Assignment by the Borrower	10
4.2	Tag-Along Right	10
4.3	Repurchase Right	11
4.4	Assignment by Payee	11
4.5	Farmouts	11

ARTICLE V OWNERSHIP OF PROPERTY; LIABILITY OF PAYEE; NO RIGHT OF OPERATIONS BY PAYEE		12

5.1	Certain Tax Matters; Ownership of Certain Property	12
5.2	No Personal Liability	12
5.3	No In-Kind Rights	12
5.4	No Partnership	12

ARTICLE VI NEGATIVE COVENANT		12

6.1	Senior Obligation	12

ARTICLE VII MISCELLANEOUS		13

7.1	Notices	13
7.2	Payments	13
7.3	Amendments	13
7.4	Further Assurances	13
7.5	Waivers	13
7.6	Governing Law	14
7.7	Tax Matters	14
7.8	Confidentiality	14

i

7.9	Counterparts	14
7.10	Binding Effect	14
7.11	Termination of Project Properties	14
7.12	WAIVER OF JURY TRIAL	14
7.13	Agreement upon Loan Repayment Date	15

Exhibit A – Project Properties

CONVEYANCE AND AGREEMENT OF NET PROFITS INTEREST

This Conveyance and Agreement of Net Profits Interest (this “Agreement”) is entered into as of May 21, 2014, by and among AMERICAN SHALE DEVELOPMENT, INC., a Delaware corporation (the “Borrower”), in favor of MORGAN STANLEY CAPITAL GROUP, INC., a Delaware corporation (“Payee”), which are parties to that certain Credit Agreement dated as of the date hereof (as the same may be modified, amended or supplemented from time to time, the “Credit Agreement”) among the Borrower, as borrower thereunder, Payee, as Administrative Agent and the Lenders party thereto. Unless otherwise defined herein, capitalized terms shall have the meaning given them in the Credit Agreement. If the Credit Agreement is terminated, then capitalized terms shall have the meaning given them in the Credit Agreement immediately prior to such termination.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meaning ascribed to them below:

“Adjusted Net Cash Proceeds” means the product of (a) the Net Cash Proceeds (as defined in the Credit Agreement) received by the Borrower (either directly or from its Parent) in connection with the sale and issuance of Equity Interests of the Borrower or its Parent to non-Affiliates occurring since the Effective Time multiplied by (b) a fraction (i) the numerator of which is the value of the Subject Interests (on a per acre basis) implied by such issuance of Equity Interests (provided that such value shall not exceed the Effective Time Equity Value) and (ii) the denominator of which is the Effective Time Equity Value.

“Agreement” means this Net Profits Interest Agreement, as the same may be amended or modified from time to time by one or more instruments executed by both the Borrower and Payee.

“Applicable NPI” means, at the time of calculation, the product of (a) the sum of (i) the Initial NPI plus (ii) the Contingent NPI multiplied by (b) the Dilution Factor.

“Available Funds” means, for any period and without duplication, (a) operating revenues of the Borrower and the other Loan Parties as reported on the combined and consolidated statement of operations for such period whether or not attributable to the Subject Interests, (b) the proceeds from the sale, condemnation or casualty of all or any part of or interest in the Subject Interests of any Loan Party, and (c) any other net proceeds of Borrower and the other Loan Parties not included in the foregoing clauses (a) and (b).

“Borrower” means the Borrower as defined in the first paragraph of this Agreement, and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor owner at the time in question of any or all of the Subject Interests.

“Capital Expenditure” has the meaning given it in the Credit Agreement.

“Contingent NPI” means the product of (a) two and one-half percent (2.5%) multiplied by (b) a fraction (i) the numerator of which is the total principal amount of Tranche B Loans made by the Lenders and (ii) the denominator of which is $47,500,000.

“CPI” means the statistical amount quoted from time to time by the United States Bureau of Labor Statistics (“BLS”) as the “Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average, All Items” for the relevant period as quoted in the “Money Rates” section of the Wall Street

Journal (or in such other section of the Wall Street Journal in which the CPI is published from time to time).

“Credit Agreement” means the Credit Agreement as defined in the first paragraph of this Agreement.

“Day” means each period of twenty-four (24) consecutive hours beginning and ending at 7:00 A.M., Central Time. The reference date for any Day shall be the calendar date upon which the twenty-four (24) hour period commences.

“Dilution Factor” means, on any date of determination, a fraction (a) the numerator of which is the Effective Time Equity Value and (b) the denominator of which is the sum of (i) such Effective Time Equity Value plus (ii) Adjusted Net Cash Proceeds.

“Distributable Cash Flow” means, for any period, and without duplication: (1) Available Funds reduced by Specified Cash Deductions for such period; plus (2) non-cash expenses (including but not limited to impairments, depreciation and amortization) to the extent such non-cash expenses are included in the Specified Cash Deductions for such period, and in each case as reflected in the consolidated financial statements of the Borrower for such period.

“Effective Time” means 7:00 a.m., local time in effect where the Subject Interests are located, on the date of this Agreement.

“Effective Time Equity Value” means the product of (i) the average of the closing prices of Parent’s Equity Interests as reported on the OTCQXB U.S. marketplace administered by OTC Markets Group Inc. for the 30 trading day period beginning on the date of this Agreement multiplied by (ii) the number of shares of such Equity Interests issued and outstanding on the date of this Agreement.

“Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such equity interest.

“Fair Value” means, with respect the exercise by Payee of its rights under Section 4.2 or the exercise of the Borrower of its rights under Section 4.3, (a) in the event of a sale of all or substantially all of the Equity Interests of the Borrower to one or more non-Affiliates of the Borrower, an amount equal to (i) the net cash proceeds received by the Parent in connection with such sale that are attributable to the Borrower’s Equity Interests multiplied by (ii) the Applicable NPI, (b) in the event of a sale of all or substantially all of the Equity Interests of the Parent to one or more non-Affiliates of the Parent, an amount equal to (i) the net cash proceeds received by the holders of the Equity Interests in the Parent in connection with such sale that are attributable to the Parent’s Equity Interests in the Borrower multiplied by (ii) the Applicable NPI, and (c) in all other events, an amount equal to the proceeds which could reasonably be expected to be obtained from the sale of the Net Profits Interest to a Third Party on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, which shall be determined by agreement of the Borrower and Payee (provided that any Subject Interest to which proved reserves are attributable, shall be based on the same commodity price assumption methodology used to calculate PV9 Value). If the Borrower and Payee have not agreed upon a Fair Value within 10 days after such event requiring the determination of Fair Value, then the Borrower and Payee shall agree upon an Independent Valuator to determine Fair Value within 15 days after such event requiring the determination of Fair Value. If the Borrower and Payee cannot agree upon an Independent Valuator to determine Fair Value, then either the Borrower or Payee may petition to have a court of law appoint such Independent Valuator to determine Fair Value. If Fair Value is determined by an Independent Valuator (A) the Borrower will provide such information regarding, in the case of clauses (a) and (b), the asset sale or stock sale, as applicable, and, in the case of clause (c), reserves in the Subject Interests, as such Independent Valuator may reasonably request, (B) the costs of such Independent Valuator shall be shared equally by the Borrower and Payee, and (C) the determination of Fair Value by the Independent Valuator shall be conclusive, final and binding on the Borrower and Payee. For the avoidance of doubt, “Fair Value” shall be calculated net of (i) any repayment of debt in connection with the transaction for which the calculation of fair value arises and (ii) any cash on the balance sheet of the Borrower that are proceeds of any Transfer in connection with which the Borrower repurchased a portion of the Net Profits Interest in accordance with Section 4.2 or Section 4.3.

“Farmout Agreement” means any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.

“Gas” means natural gas and other gaseous Hydrocarbons or minerals, including helium, but excluding any Gas Liquids.

“Gas Liquids” means those natural gas liquids and other liquid Hydrocarbons (other than Oil), including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a Gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

“General and Administrative Costs” means normal and customary expenses and costs in any period that will be paid in cash, that (a) in accordance with GAAP are classified as general and administrative costs, (b) are of a type consistent with prior general and administrative costs incurred by the Loan Parties, (c) are reported in the then-current period in accordance with GAAP and (d) consist of consulting fees, salary, bonuses, employee benefits, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Loan Parties provided, that (y) to the extent any of the foregoing are capitalized, they shall be included in the definition of General and Administrative Costs and (z) the following shall be excluded from the calculation of General and Administrative Costs: (1) cost of sales, (2) sales commissions, (3) taxes (including income, franchise, property and sales taxes), (4) interest expense or payments and financing costs, (5) impairments and (6) bad debt expenses (as well as any General and Administrative Costs that are incurred in connection with such bad debt expenses).

“General and Administrative Costs Cap” means, on an annual basis, $2,880,000, as such amount shall, effective as of January 1, 2016, be subject to annual increases or decreases, as applicable, by a percentage equal to the annual percentage increase or decrease in the CPI as of January 1 of each year.

“Hydrocarbons” means (i) Oil, (ii) Gas and (iii) Gas Liquids.

“Independent Valuator” means an independent Third Party investment bank or financial institution of recognized national standing in the oil and gas industry with respect to valuing oil and gas investments chosen by the Borrower and Payee or a court of law to determine Fair Value in accordance with the definition thereof.

“Initial NPI” means six and one-half percent (6.5%).

“Loan Repayment Date” means such time as Borrower has paid and discharged all of its Obligations under the Credit Agreement (other than Obligations arising under this Agreement and reimbursement and indemnification Obligations that expressly survive the termination of the Credit Agreement).

“Month” means each period beginning at 7:00 A.M., Central Time, on the first Day of a calendar month and ending at 7:00 A.M., Central Time, on the first Day of the next succeeding calendar month.

“Net Profits Interest” has the meaning given such term in Section 2.2.

“Oil” means crude oil and condensate, excluding Gas Liquids.

“Parent” means Trans Energy, Inc., a Nevada corporation.

“Parties” means collectively the Borrower and Payee.

“Payee” means Payee as defined in the first paragraph of this Agreement, and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor owner at the time in question of any or all of such Payee’s percentage of the Net Profits Interest.

“Paying Quantities” means quantities sufficient to cover the Borrower’s cost and expense of equipping, maintaining and operating the Project Properties, and of satisfying lessor royalties, other royalty burdens (existing as of the date of this Agreement), and the Net Profits Interest payments herein provided to be made to Payee.

“Payment Period” means a Month. The first Payment Period shall mean the first full Month following the Loan Repayment Date.

“Permitted Interest Expense” means interest payments made by the Borrower in an amount not to exceed the lesser of (i) interest payments paid and (ii) pro forma interest payments that would have been incurred based on the actual outstanding amount of any debt and the last applicable interest rate pursuant to Section 2.06 of the Credit Agreement.

“Person” means any individual, partnership, limited liability company, corporation, trust, unincorporated association, governmental agency, subdivision, or instrumentality, or other entity or association.

“Permitted Capital Expenditures” means any Capital Expenditure made by a Loan Party in good faith and in accordance with the Prudent Operator Standard.

“Prime Rate” means the prime rate published in The Wall Street Journal’s “Money Rates” or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the “Money Rates” or similar table, then Payee may select an alternative published index based upon comparable information as a substitute Prime Rate. Upon the selection of a substitute Prime Rate, the applicable interest rate shall thereafter vary in relation to the substitute index.

“Project Properties” means (i) the oil, gas and mineral leases and the oil and gas leases described on Exhibit A hereto or acquired by the Borrower before the Loan Repayment Date as to all lands and depths described in such leases and any interests therein and any leasehold interests in any other leases of Hydrocarbons derived from the pooling or unitization of such leases (or portion thereof if limited) with other leases of Hydrocarbons, together with any interests acquired or maintained by the Borrower in any and all extensions of such leases, and (ii) any replacement leases taken upon or in anticipation of termination of any such leases (if executed and delivered during the term of or within one year after the expiration of the predecessor lease), as to all lands and depths described in the predecessor lease (unless the extended or predecessor lease is specifically limited in depth or areal extent, in which event only the corresponding portion of such lease shall be considered a renewal or extension or a replacement lease as to which this Agreement applies).

“Prudent Operator Standard” means the standard of conduct of a prudent oil and gas operator under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Net Profits Interest as a burden on such property.

“Record Date” means the forty-fifth (45th) day (or the next Business Day, if the 45th day is not a Business Day) of the Payment Period following the close of the previous Payment Period.

“Refinancing Debt” has the meaning given such term in Section 8.13.

“Required NPI Valuation” means a Fair Value equal to the product of (a) the sum of (i) the Initial NPI plus (ii) the Contingent NPI multiplied by (b) $150,000,000.

“Specified Cash Deductions” means, to the extent such deduction is paid in cash during such period: (a) operating expenses (including marketing fees permitted under Section 3.4 and cost of sales), Specified Taxes, bad debt expenses, sales commissions and General and Administrative Costs that do not exceed the General and Administrative Costs Cap of the Loan Parties, (b) Permitted Interest Expense, and (c) Permitted Capital Expenditures.

“Specified Taxes” means all ad valorem, property, occupation, gathering, pipeline, severance, gross production, gross receipts, Btu, energy, excise, and other taxes and governmental charges and assessments imposed on the Subject Interests, the Subject Hydrocarbons, the Net Profits Interests, or the proceeds therefrom, other than income, franchise, transfer, mortgage, inheritance, estate or similar taxes.

“Subject Hydrocarbons” means all Hydrocarbons in and under and that may be produced, saved, and sold from, and are attributable to, the Subject Interests from and after the Loan Repayment Date, after deducting the appropriate share of all royalties and any overriding royalties, production payments and other similar charges (except the Net Profits Interest) burdening the Subject Interests at the Loan Repayment Date, provided that, (a) there shall not be included in the Subject Hydrocarbons (i) any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which the Borrower shall be a non-consenting party as of the Loan Repayment Date that are dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development, or other instrument providing for such non-consent operations (including any interest, penalty or other amounts related thereto), or (ii) any Hydrocarbons unavoidably lost in production or used by the Borrower for production operations (including without limitation, fuel, secondary or tertiary recovery) conducted solely for the purpose of producing Subject Hydrocarbons and (b) there shall be included in the Subject Hydrocarbons any Hydrocarbons attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which the Borrower shall be a non-consenting party as of the Loan Repayment Date that are produced, saved, and sold from, and are attributable to the Subject Interests after the Loan Repayment Date from and after the recoupment or reimbursement of costs and expenses (including any interest, penalty or other amounts related thereto) of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract agreement, contract development, or other instruments providing for such non-consent operations.

“Subject Interests” means each kind and character of right, title, claim, or interest (collectively the “rights”), that the Borrower owns in the Project Properties whether such right be under or by virtue of a lease, a unitization or pooling order, an operating agreement, a division order, or a transfer order or be under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, all as such rights shall be (a) enlarged or diminished by virtue of the provisions of Section 4.2 and Section 4.3, and (b) enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of such rights are subject at the Loan Repayment Date (provided that such removal is pursuant to the express terms of the instrument that created such charge or encumbrance) and any and all renewals and extensions of the rights occurring within one year after the expiration of such rights.

“Subject Well” means each well on the Subject Interests in respect of which the Borrower owns any interest or is entitled to any of the Hydrocarbons production or the proceeds therefrom (whether directly or indirectly by virtue of the effect of any farmout or farm-in provisions or other provisions).

“Third Party” means any Person other than the Borrower or Payee, or an Affiliate of the Borrower or Payee.

“Transfer” including its syntactical variants, means any assignment, sale, transfer, conveyance, or disposition of any property, whether direct or indirect; provided, Transfer as used herein does not include (a) the granting of a lien or security interest in the Borrower’s interest in any property, including the Subject Interests or the Subject Hydrocarbons or (b) a farmout unless and until the farmee earns Subject Interests and receives an assignment therefor.

“Treasury Regulations” means the United States federal income tax regulations promulgated under the Code.

ARTICLE II

ASSIGNMENT AND PAYMENT OF NET PROFITS INTEREST

2.1 Assignment of Net Profits Interest.

For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration to it paid by Payee, the receipt and sufficiency of which are hereby acknowledged, the Borrower has granted, conveyed, sold and assigned, and does hereby grant, convey, sell and assign unto Payee, its successors and assigns, as of the Effective Time, the Net Profits Interest.

TO HAVE AND TO HOLD the Net Profits Interest together with all and singular the rights and appurtenances thereto in anywise belonging, unto Payee, its successors and assigns, forever, subject, however, to the following terms and provisions.

2.2 Payment of Net Profits Interest.

(a) The Borrower hereby grants, conveys, sells and assigns to Payee and covenants and agrees to pay unto Payee the product of (a) Distributable Cash Flow multiplied by (b) the Applicable NPI (such product, the “Net Profits Interest”). The calculation of Distributable Cash Flow shall commence on the Loan Repayment Date and the Borrower shall pay to Payee the Net Profits Interest commencing with the first Payment Period.

(b) To the extent that, at the end of any Payment Period after the Loan Repayment Date, there exists Distributable Cash Flow, the Borrower shall disburse to Payee, within forty-five (45) Days after the end of the relevant Payment Period (the “Due Date”), the Net Profits Interest as of the end of such Payment Period. If any amount due from the Borrower to Payee hereunder is not paid by the applicable Due Date, then such amount shall bear interest from such Due Date through the date of receipt of such amount by Payee, at the Prime Rate. If, at any time, the Borrower inadvertently pays Payee more than the amount due under this Agreement, then Section 2.2(c) of this Agreement shall apply.

(c) If the Borrower pays Payee more than the amount of money then due and payable to Payee under this Agreement, Payee shall not be obligated to return the overpayment, but the Borrower may at any time thereafter reduce Distributable Cash Flow and retain for its own account an amount equal to the overpayment. Any amount not paid by the Borrower to Payee with respect to the Net Profits Interest within five (5) Business Days after the Due Date (other than underpayments for which the Borrower did not have knowledge of their existence and underpayments caused by third party error) shall bear, and the Borrower hereby agrees to pay, interest at the Prime Rate from such fifth (5th) Business Day until such amount has been paid. The Borrower shall give Payee or Payee shall give the Borrower, as appropriate depending upon who first obtains knowledge of an underpayment or overpayment, written notice with respect to any underpayment or overpayment described in this Section 2.2(c), together with supporting worksheets and data.

2.3 Statements.

(a) On each Record Date, the Borrower shall deliver to Payee a statement showing the calculation of Distributable Cash Flow, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), with respect to the Payment Period applicable to such Record Date.

(b) Within ninety (90) days after the end of each calendar year, the Borrower shall deliver to Payee a statement showing the computation of Distributable Cash Flow, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), for the preceding calendar year (or portion thereof during which Distributable Cash Flow is required to be calculated).

(c) If Payee takes exception to any item or items included in any monthly statement required by Section 2.3(a), Payee must notify the Borrower in writing within one hundred and twenty (120) days after the end of the calendar year with respect to which such statement relates. Such notice must set forth in reasonable detail the specific debits complained of and to which exception is taken or the specific credits which should have been made and allowed. Adjustments shall be made for all complaints and exceptions that are agreed to by the Parties and the Borrower and Payee hereby agree to use commercially reasonable efforts to resolve any dispute regarding Payee’s complaints and exceptions; provided that if the Borrower and Payee have not resolved such dispute within 60 days after Payee provides an exception notice pursuant to this Section 2.3, then the Borrower and Payee shall agree upon an independent Third Party oil and gas accountant to resolve such dispute. If the Borrower and Payee cannot agree upon an independent Third Party oil and gas accountant to resolve such dispute, then either the Borrower or Payee may petition to have a court of law appoint such independent Third Party oil and gas accountant. If such dispute is to be resolved by an independent Third Party oil and gas accountant (A) the Borrower and Payee will provide such information as such accountant may reasonably request, (B) the costs of such accountant shall be shared equally by the Borrower and Payee, and (C) the decision by such accountant shall be conclusive, final and binding on the Borrower and Payee.

2.4 Information/Access.

(a) The Borrower shall maintain true and correct books, records, and accounts of (i) all transactions required or permitted by this Agreement and (ii) the financial information necessary to properly reflect such transactions, including the financial information needed to calculate Distributable Cash Flow with respect to any Payment Period.

(b) After the Loan Repayment Date, Payee or its representative, at Payee’s expense, may twice in any calendar year inspect and copy such books, records, and accounts in the offices of the Borrower during normal business hours and upon reasonable notice. Upon request, the Borrower will provide all financial or other information necessary (as reasonably determined by Payee or its consultants or advisors) for Payee to determine the proper treatment of the Net Profits Interest for federal income or any other tax purpose.

(c) After the Loan Repayment Date, at Payee’s request, and upon reasonable notice, subject to applicable restrictions on disclosure and transfer of information, the Borrower shall give Payee and its designated representatives reasonable access in the Borrower’s office during normal business hours to (i) all geological, Subject Well and production data in the Borrower’s possession or the Borrower’s Affiliates’ possession, relating to operations on the Project Properties and (ii) all reserve reports and reserve studies in the possession of the Borrower or of the Borrower’s Affiliates, relating to the Subject Interests, whether prepared by the Borrower, by the Borrower’s Affiliates, or by consulting engineers; provided that the Borrower shall not be required to provide such access more than four times in any calendar year.

(d) The Borrower makes no representations or warranties about the accuracy or completeness of any such data, reports or studies referred to in Section 2.4(c) and shall have no liability to Payee, or any other Person resulting from such data, studies or reports.

ARTICLE III

OPERATION OF THE SUBJECT INTERESTS

3.1 Operations Standard. The Borrower and Payee acknowledge that Payee has no right or power to participate in the selection of a drilling contractor, to propose the drilling of a well, to determine the timing or sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any operating decision whatsoever. The Borrower and Payee hereby expressly negate any intent to create (and this Agreement shall never be construed as creating) a mining or other partnership or joint venture or other relationship subjecting the Borrower and Payee to joint liability. Nothing contained in this Agreement shall be deemed to prevent or restrict the Borrower from electing not to participate in any operations that are to be conducted under the terms of any operating agreement, development agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to the Subject Interests (or any portion thereof) and permitting consenting parties to conduct non-consent operations thereon consistent with the Prudent Operator Standard.

3.2 Pooling and Unitization. The Borrower shall have the right to pool or unitize all or any of the Project Properties as to any one or more of the formations or horizons thereunder, and as to any of the Subject Interests, when, in the reasonable judgment of the Borrower, it is necessary or advisable to do so in order to form a drilling or proration unit to facilitate the orderly development of the Project Properties or to comply with the requirements of any law or governmental order or regulation relating to the spacing of wells or proration of the production therefrom.

3.3 Non-Consent. If the Borrower elects to be a non-participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation on any Project Properties or elects to be an abandoning party with respect to a Subject Well, the consequence of which election is that the Borrower’s interest in such Subject Interest or part thereof is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties participating in such operations, or electing not to abandon such Subject Well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to Distributable Cash Flow and such forfeited interest shall not, for the period of such forfeiture, be included in the calculation of Distributable Cash Flow. Notwithstanding anything to the contrary contained herein, the Borrower shall not elect, as to any Subject Interest, to be a non-participating party with respect to any operation contemplated in this Section 3.3 in the event any Affiliate of the Borrower will also be a participating party in such operation.

3.4 Marketing. As between the Borrower and Payee, the Borrower shall have exclusive charge and control of the marketing of all Subject Hydrocarbons. The Borrower shall not be entitled to deduct from the calculation of Distributable Cash Flow any fee for marketing the Subject Hydrocarbons other than actual costs paid to Third Parties.

3.5 Amendment of Project Properties. The Borrower shall have the unrestricted right to renew, extend, modify, amend, or supplement the Project Properties with respect to any of the lands covered thereby without the consent of Payee; provided that Distributable Cash Flow shall be calculated with respect to all renewals, extensions, modifications, amendment, supplements and other similar arrangements (and/or interests therein) of the Project Properties, whether or not such renewals, extensions modifications, amendment, supplements or arrangements have heretofore been obtained, or are hereafter obtained, by the Borrower and no renewal, extension, modification, amendment, or supplementation shall adversely affect any of Payee’s rights hereunder, including, without limitation, the amount, computation, or method of payment of Distributable Cash Flow. The Borrower shall furnish Payee with written notice of any renewal, extension, modification, amendment, or supplementation that materially affects Distributable Cash Flow within 30 days after the Borrower has entered into the same, which notice shall specify the date thereof and the location and the acreage covered thereby.

3.6 Abandonment. The Borrower shall have the right to release, surrender and/or abandon its interest in the Subject Interests, or any part thereof, or interest therein (it being understood that for purposes of this Section 3.6, allowing any Subject Interest to lapse or expire pursuant to the terms of the instrument or agreement creating such Subject Interest shall not otherwise constitute abandonment); provided, however, that the Borrower shall not release, surrender or abandon any Subject Interest unless and until the Borrower has determined (in accordance with the Prudent Operator Standard) that such Subject Interest will no longer produce Subject Hydrocarbons in Paying Quantities; provided further that the Borrower will, at least thirty (30) days prior to the release, surrender or abandonment of any Subject Interest, or any part thereof or interest therein, (a) notify Payee in writing (a “Notice of Abandonment”), giving a description of each Subject Interest, or part thereof or interest therein, proposed to be released, surrendered or abandoned, and the date upon which such release, surrender or abandonment is projected to occur and (b) subject to any required consents related to the Subject Interests described in any such Notice of Abandonment, give Payee the option of assuming (or causing their designee to assume) for zero dollars the Subject Interest that is described in the applicable Notice of Abandonment. The Borrower shall have an unequivocal right to abandon the Subject Interests, or any part thereof if (i) such abandonment is necessary for health, safety or environmental reasons, or (ii) the Subject Hydrocarbons that would have been produced from the abandoned Subject Interests would otherwise be produced from Subject Wells located on the remaining Project Properties.

3.7 Contracts with Affiliates. The Borrower or its Affiliates may perform services and furnish supplies and/or equipment with respect to the Subject Interests that are required to operate the Subject Interests in accordance with the operations standard set forth in Section 3.1 hereof, and debit Distributable Cash Flow for the costs of such services and/or furnishing of such supplies and/or equipment; provided that the terms of the provision of such services or furnishing of supplies and/or equipment shall not be less favorable than those terms available from non-Affiliates of similar skill and experience in the area engaged in the business of rendering comparable services or furnishing comparable equipment and supplies, taking into consideration all such terms, including the price, term, condition of supplies or equipment, availability of supplies and/or equipment, and all other terms.

3.8 Conflict with the Credit Agreement. To the extent that any of the terms in Article III and IV conflict with the terms of the Credit Agreement, the terms of the Credit Agreement shall control until the Loan Repayment Date. Prior to the Loan Repayment Date, the Borrower’s rights under Sections 3.2, 3.3, 3.5, 3.6, 3.7, 4.4(a) and 7.10 will be subject to the Credit Agreement.

ARTICLE IV

RELEASE AND TRANSFERS

4.1 Assignment by the Borrower. Unless and until the Net Profits Interest shall have been repurchased as provided in this Agreement, the Borrower may only Transfer all or any part of the Project Properties or Subject Interests (including any Transfer of such Project Properties or such Subject Interests pursuant to the Transfer of the Equity Interests of the Borrower or Parent) without Payee’s consent upon repurchase of the applicable portion of Net Profits Interest in accordance with Section 4.2 or Section 4.3.

4.2 Tag-Along Right.

(a) In connection with any Transfer of the Subject Interests by the Borrower (including any Transfer of such Subject Interests pursuant to the Transfer of the Equity Interests of the Borrower or Parent, as applicable) for an aggregate purchase price that would result in a Fair Value for the Net Profits Interest in excess of the Required NPI Valuation, Payee may elect to cause the Borrower to purchase (i) in the case of a Transfer of all of the Subject Interests (or all the Equity Interests in the Borrower or Parent, as applicable), all of the Net Profits Interest, or (ii) in the case of a Transfer of less than all of the Subject Interests (or less than all the Equity Interests in the Borrower or Parent, as applicable), a corresponding portion of the Net Profits Interest for an amount equal to the Fair Value thereof by giving the Borrower irrevocable notice thereof thirty (30) days prior to the Transfer. The Borrower shall remit to Payee an amount equal to the Fair Value of all or the portion of the Net Profits Interest being transferred, as applicable, in immediately available funds on the date of sale of the applicable Subject Interests (or Equity Interests, as applicable). In lieu of the Borrower purchasing all or a portion of the Net Profits Interest prior to the consummation of such Transfer, as applicable, the Borrower may cause the buyer of its Subject Interests (or Equity Interests, as applicable) to purchase a portion of the Net Profits Interest corresponding to the portion of the Subject Interests (or Equity Interests, as applicable) being sold for Fair Value or such other value agreed to between such buyer and Payee. In such instance the buyer of such Subject Interests shall pay the price agreed with Payee at the closing of the sale of such Subject Interests.

(b) In connection with the closing of any transaction pursuant to Section 4.2(a), Payee shall, on request, execute, acknowledge, and deliver to the Borrower a document or agreement (reasonably acceptable to the Borrower) that releases the Net Profits

Interest (in the case of a transaction pursuant to Section 4.2(a)(i)) or the applicable portion thereof (in the case of a transaction pursuant to Section 4.2(a)(ii)).

4.3 Repurchase Right. In connection with any Transfer of the Subject Interests by the Borrower (including any Transfer of such Subject Interests pursuant to the Transfer of the Equity Interests of the Borrower or Parent, as applicable) for an aggregate purchase price that would result in a Fair Value for the Net Profits Interest in excess of the Required NPI Valuation, the Borrower may elect to repurchase from Payee (or, if applicable, cause Payee to Transfer to the buyer of such Subject Interest (or Equity Interests, as applicable)) all of the Net Profits Interest under special warranty for an amount equal to the Fair Value thereof by giving Payee irrevocable notice thereof (the “Repurchase Notice”) which Repurchase Notice shall specify the date of repurchase (the “Repurchase Date”). The Borrower shall remit to Payee an amount equal to such Fair Value of all or the portion of the Net Profits Interest being repurchased, as applicable, in immediately available funds on the Repurchase Date. The Repurchase Date shall be within 90 days of the Repurchase Notice or 15 days of the determination of Fair Value, whichever is later.

(b) Upon the occurrence of the Loan Repayment Date, the Borrower may elect to repurchase from Payee all of the Net Profits Interest under special warranty for an amount equal to the greater of (i) the Fair Value for the Net Profits Interest or (ii) the Required NPI Valuation. If the Borrower so elects to repurchase the Net Profits Interest, the Borrower shall remit to Payee an amount equal to such greater amount in immediately available funds on the Loan Repayment Date.

4.4 Assignment by Payee.

(a) Upon obtaining the written consent of the Borrower (which shall not be unreasonably withheld), Payee may Transfer all of its rights and obligations in the Net Profits Interest so long as such Transfer is made expressly subject to the provisions of this Agreement; provided, however, no assignment by Payee shall affect the method in which charges, reductions and credits are made to Distributable Cash Flow.

(b) No change of ownership or right to receive payment of the Net Profits Interest, or of any part thereof, however accomplished shall be binding upon the Borrower until notice thereof shall have been furnished by the Person claiming the benefit thereof, and with respect to payments to be made hereunder, after such notice is made. Notice of sale or assignment shall consist of a copy of the agreement accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of copies of complete proceedings legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished to the Borrower as provided above, the payment or tender of all sums payable on the Net Profits Interest may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred. The kind of notice herein provided shall be exclusive, and no other kind, whether actual or constructive, shall be binding on the Borrower.

4.5 Farmouts. The Borrower may from time to time enter into Farmout Agreements with Third Parties with respect to a Subject Interest. In the event that the Borrower enters into any Farmout Agreement with a Third Party, (a) the Net Profits Interest and this Agreement shall be calculated only from the Borrower’s retained interest in the Subject Interest after giving effect to any interest in the Subject Interest that a counterparty to the Farmout Agreement may earn under such Farmout Agreement and (b) Payee shall execute and deliver to the Borrower, at the Borrower’s expense, recordable documentation, in form and substance reasonably satisfactory to the Borrower and Payee, pursuant to which Payee shall convey, transfer, assign and deliver under special warranty such non-retained portion of the Net Profits Interest to Borrower.

ARTICLE V

OWNERSHIP OF PROPERTY; LIABILITY OF PAYEE; NO RIGHT OF OPERATIONS BY

PAYEE

5.1 Certain Tax Matters; Ownership of Certain Property. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) the agent of, or in partnership with, the other party. If, however, the parties hereto are deemed to constitute a partnership for federal income tax purposes, the parties elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, and agree not to take any position inconsistent with such election. In addition, the parties hereto intend that the Net Profits Interests shall at all times be treated as (a) an incorporeal (i.e., a non-possessory) interest in real property or land under the laws of each state in which any of the Subject Leases are located and (b) an “economic interest” in the Subject Hydrocarbons and as a net profits interest or net profits overriding royalty interest (rather than as a working or any other interest) within the meaning of the Treasury Regulations, the Internal Revenue Code of 1986 and the regulations and judicial authority relating thereto, and all provisions of this Agreement shall be construed and treated accordingly. The parties hereto agree that (a) all obligations of the Borrower owing to Payee hereunder shall be secured by the Borrower NPI Mortgage and (b) to the extent that the Net Profits Interest is not treated as an interest in real property, any determination of damages owed by the Borrower to Payee hereunder shall be determined as provided in the definition of Fair Value.

5.2 No Personal Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PAYEE SHALL NEVER PERSONALLY BE RESPONSIBLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING AND MAINTAINING THE PROJECT PROPERTIES.

5.3 No In-Kind Rights. Payee shall have no right to take in kind any Subject Hydrocarbons allocable to the Net Profits Interest.

5.4 No Partnership. Notwithstanding anything to the contrary contained in this Agreement, Payee, by its acceptance hereof, does not become a member of or equity holder of the Borrower, and in no event shall Payee be liable for any of the debts, obligations, or liabilities of the Borrower or any affiliate of the Borrower, or claim any of the tax benefits resulting from the ownership of the Project Properties, including, without limitation, any depreciation or investment tax credit on all or any portion of the Project Property, nor is Payee liable for any contributions to the Borrower.

ARTICLE VI

NEGATIVE COVENANT

6.1 Senior Obligation. The Borrower agrees that it shall cause each agreement, indenture, bond, deed of trust, filing, application or other instrument that creates or purports to create a lien, mortgage, security interest or other charge secured by the Subject Interests, Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons that is entered into on or after the date hereof to include an express agreement and acknowledgement by the parties thereto that the Net Profits Interest is senior in right of payment and collection to any and all obligations created thereby in respect of the Subject Interests, Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons other than the Loan; provided, however, that this Section 6.1 shall not apply to any Permitted Lien or to any agreement, indenture, bond, deed of trust, filing, application or other instrument that creates a lien, mortgage, security interest or other charge secured by not more than the Borrower’s residual interest in the Subject Interests, Subject Hydrocarbons or the proceeds from the sale of the Subject Hydrocarbons, (in each case) subject and subordinate to the Net Profits Interest (and the Net Profits Interest shall not be burdened or encumbered by any such lien, mortgage, security interest or other charge).

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and, unless otherwise specifically provided, shall be delivered personally, by electronic transmission, by registered or certified mail, postage prepaid, or by delivery service for which a receipt is obtained (except for statements provided for under Section 2.3 above which may be sent by regular mail), at the respective addresses of the Borrower and Payee shown below, and shall be deemed delivered on the date of receipt. Either party may specify his proper address or any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least fifteen (15) days prior to the effective date of such change of address. For purposes of notice, the addresses of the Borrower and Payee shall be as follows:

If to the Borrower:	American Shale Development,Inc.
P.O. Box 393 – 210 Second Street
St. Marys, WV 26170
Telephone: (304) 684-7053
Fax: (304) 684-3658

If to Payee:	Morgan Stanley Capital Group Inc.
2000 Westchester Avenue, 1st Floor
Purchase, NY 10577
Attention: David Lazarus
Telephone: (914) 225-1474

7.2 Payments. The Borrower shall transfer or cause to be transferred all monies to which Payee are entitled hereunder by Federal funds wire transfer not later than the date when due, to Payee at the bank account specified by Payee in writing to the Borrower.

7.3 Amendments. This Agreement may not be amended, altered, or modified except pursuant to a written instrument executed by the Borrower and Payee.

7.4 Further Assurances. The Borrower and Payee shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances, and documents as may be required or reasonably requested by the other party to establish, maintain, or protect the respective rights and remedies of the Borrower and Payee and to carry out and effectuate the intentions and purposes of this Agreement, provided in each case the same does not conflict with any provision of this Agreement.

7.5 Waivers. The failure of the Borrower or Payee to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

7.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS LAWS RELATING TO CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION MANDATORILY GOVERN THE CREATION, VALIDITY, OR MANNER OR PROCEDURE FOR ENFORCEMENT OF THE INTERESTS CREATED BY THIS AGREEMENT; PROVIDED, HOWEVER, ANY REMEDIES PROVIDED IN THIS AGREEMENT WHICH ARE VALID UNDER THE LAWS OF THE JURISDICTION WHERE PROCEEDINGS FOR THE ENFORCEMENT OF THIS AGREEMENT ARE TAKEN SHALL NOT BE AFFECTED BY ANY INVALIDITY UNDER THE LAWS OF THE STATE OF NEW YORK.

7.7 Tax Matters. The Borrower may, to the extent required by applicable law, cause to be withheld from any payment hereunder any tax withholding required by law or regulations, including, in the case of any withholding obligation arising from income that does not give rise to any cash or property from which any applicable withholding tax could be satisfied, by way of set off against any subsequent payment of cash or property hereunder.

7.8 Confidentiality. Any information provided by the Borrower to Payee pursuant to this Agreement shall be used solely for the purpose of administering the Net Profits Interest and shall be confidential and may not be disclosed by Payee in whole or in part to any person without the Borrower’s prior written consent, except (a) to Payee or any Lender (each a “Lending Party”) or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party solely for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the transactions contemplated hereby, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) as may be required by any regulatory agency or authority or in connection with any pledge or assignment pursuant to Section 9.06(f) of the Credit Agreement, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party or officer, director, employee, agent, advisor or Affiliate of any Lender Party prohibited by this Agreement, (g) to the extent necessary in connection with any litigation relating to this Agreement or any other Loan Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 7.8

7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

7.10 Binding Effect. All of the provisions hereof shall inure to the benefit of Payee and their successors and assigns and shall be binding upon the Borrower and its successors and assigns.

7.11 Termination of Project Properties. In the event any of the Project Properties or the Subject Interests (or portion thereof, as applicable) should be released, surrendered or abandoned by the Borrower pursuant to Section 3.6, the Net Profits Interest no longer shall be calculated with respect to the Project Properties or the Subject Interests (or such portion thereof, as applicable) so released, surrendered or abandoned, but the Net Profits Interest shall continue to be calculated undiminished with respect to all remaining Subject Interests (and the remainder portion of the Subject Interests, as applicable).

7.12 WAIVER OF JURY TRIAL. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR

CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND IN RESPECT OF ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING.

7.13 Agreement upon Loan Repayment Date. If on or prior to the Loan Repayment Date the Borrower (i) incurs Debt (the “Refinancing Debt”) to refinance the Borrower’s Obligations under the Credit Agreement and (ii) does not elect to repurchase from Payee all of the Net Profits Interest pursuant to Section 4.3(b), Payee agrees to enter into a lien subordination agreement, in form and substance satisfactory to Payee in its sole reasonable discretion, with the entity or entities providing such Refinancing Debt, provided that in no event shall (i) the Refinancing Debt exceed the aggregate outstanding amount of Obligations (other than any Obligations arising under this Agreement) on the Loan Repayment Date and (ii) either the contemplated subordination agreement or any document or agreement evidencing such Refinancing Debt restrict or limit the Borrower’s ability to make any payment in respect of its obligations under this Agreement, including the obligation to pay the Net Profits Interest.

[Remainder of page intentionally blank.]

EXECUTED as of the date set forth in the respective acknowledgement blocks below, but effective for all purposes as of the Effective Time.

Borrower:

AMERICAN SHALE DEVELOPMENT, INC.

By:
Name:
Title:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on this     day of May, 2014, by                     ,                      of American Shale Development, Inc., a Delaware corporation, on behalf of said corporation.

NOTARY PUBLIC in and for
the State of
My Commission Expires:

(Printed Name of Notary Public)

[SEAL]

Signature Page to Conveyance and Agreement of Net Profits Interest

S - 1

PAYEE:

MORGAN STANLEY CAPITAL GROUP INC.

By:
Name:
Title:

[ ]

Attention:
Telephone:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on this      day of May, 2014, by                     ,                      of Morgan Stanley Capital Group Inc., a Delaware corporation, on behalf of said corporation.

NOTARY PUBLIC in and for
the State of

My Commission Expires:

(Printed Name of Notary Public)

[SEAL]

Signature Page to Conveyance and Agreement of Net Profits Interest

S - 1

EXHIBIT A

PROJECT PROPERTIES

The Borrower’s interest in the attached described Project Properties:

Exhibit A – Page 1